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
                                                                                          Exhibit 11
                                                                                          ----------
                                                   MEDITRUST
                                    STATEMENT REGARDING COMPUTATION OF PER
                                          SHARE EARNINGS (In thousands
                                           except per share amounts)


                                                       Quarter ended                  Nine months ended
                                                         September 30,                  September 30,
                                                     -------------------              -----------------
                                                        1994        1993              1994         1993
                                                        ----        ----              ----         ----
Primary
- - -------
Weighted average shares                               34,744      31,833            34,130       30,817
Dilutive effect of:
  Stock options                                           87         128                99          124
  Warrants                                                            50                27           67
                                                     -------     -------           -------      -------
Weighted average number of shares and
  equivalent shares outstanding                       34,831      32,011            34,256       31,008
                                                     =======     =======           =======      =======

Net income                                           $19,817     $16,081           $56,530      $46,920
                                                     =======     =======           =======      =======

Net income per share (A)                             $   .57     $   .50           $  1.65      $  1.51
                                                     =======     =======           =======      =======

(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

Fully Diluted
- - -------------

Weighted average number of shares used
  in primary calculation                             34,831       32,011           34,256        31,008
Assumed conversion of debentures                      7,210        5,041            7,181         5,216
                                                    -------      -------          -------       -------

Fully diluted weighted average shares
  and equivalent shares outstanding                  42,041       37,052           41,437        36,224
                                                    =======      =======          =======       =======

Net income                                          $19,817      $16,081          $56,530       $46,920
Interest and debt amortization on assumed
    conversion of debentures                          4,667        3,985           13,982        11,266
                                                    -------      -------          -------       -------
Adjusted net income for fully diluted calculation   $24,484      $20,066          $70,512       $58,186
                                                    =======      =======          =======       =======

Net income per share (B)                            $   .58      $   .54          $  1.70       $  1.61
                                                    =======      =======          =======       =======

(B) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.


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